EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Forms S-8 (Nos. 33-75390, 33-87420, 333-44097, 333-92425, 333-52730 and 333-75410) pertaining to the Amended and Restated 1993 Stock Plan

(2)	Forms S-8 (Nos. 33-75392 and 333-18519) pertaining to the Employee Stock Purchase Plan

(3)	Form S-8 (No. 333-119486) pertaining to the 2003 Equity Incentive Plan and 2003 Employee Stock Purchase Plan

(4)	Form S-8 (No. 333-132022) pertaining to the 2003 Equity Incentive Plan

(5)	Form SB-2 (No. 333-38668) pertaining to the registration of 1,200,000 shares of common stock

(6)	Form S-3 (No. 333-114035) pertaining to the registration of 4,640,480 shares of common stock

(7)	Form S-3 (No. 333-119492) pertaining to the registration of 4,774,334 shares of common stock

(8)	Form S-3 (No. 333-123017) pertaining to the registration of $25,000,000 of common stock of our report dated September 27, 2005 (except for the “Restatement” section of Note 1, Note 2 and Note 10, as to which the date is November 2, 2006), with respect to the 2005 and 2004 consolidated financial statements of Neurobiological Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2006.

/s/ ERNST & YOUNG LLP

Palo Alto, California

November 2, 2006